		Exhibit 99(b)
Household Finance Corporation
Household Affinity Funding Corporation III
Household Affinity Credit Card Master Note Trust I, Series 2003-2

Original Class A Principal	699,000,000.00
Number of Class A Bonds (000's)	699,000.00
Original Class B Principal	39,000,000.00
Number of Class B Bonds (000's)	39,000.00
Original Class C Principal	12,000,000.00
Number of Class C Bonds (000's)	12,000.00

Distribution Date		2003 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest		11,513,306.67

CLASS B
Class B Principal Distributions		0.00
Class B Interest		739,613.33

Class C
Class C Principal Distributions		0.00
Class C Interest		233,981.09